EXHIBIT 99.1
FOR IMMEDIATE RELEASE

PR Contact:	Investor Contact:
Jeannette Hudler Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Accelerates Vesting of Stock Options
PLANO, TX — December 20, 2005 — Interphase Corporation (NASDAQ: INPH), a leading international supplier of next-generation networking technologies, announced today the accelerated vesting of all currently outstanding unvested employee stock options. Unvested options to purchase 205,922 shares become immediately exercisable as a result of the vesting acceleration.
The Interphase board of directors approved the acceleration of the vesting of all unvested options to purchase shares of common stock of Interphase Corporation that are held by employees and executive officers as of December 19, 2005. Less than one percent of these unvested options consist of “in-the-money” options. The number of shares and exercise prices of the options subject to the acceleration are unchanged. The company elected to take this action to eliminate approximately $350,000 of future compensation expense that would have been recorded over a two year period beginning January 1, 2006 following the company’s adoption of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payments.” Since the company currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), it will report compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements.
“The Company’s board and executive management believe that the accelerated vesting of these options is in the best interest of Interphase Corporation and its shareholders, as this action will avoid significant non-cash compensation expense in future periods with negligible compensation expense in the current quarter,” stated Greg Kalush, president, chief executive officer and chairman of the board of Interphase. “Additionally, the acceleration is consistent with the company’s revised compensation strategy, which will rely less heavily on stock options.”
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Interphase Announces Accelerated Vesting of Stock Options, Page 2
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH) is a leading provider of robust building blocks, highly integrated subsystems and innovative gateway appliances for the converged communications network. Building on a 30-year history of providing advanced I/O solutions for telecom and enterprise applications, and addressing the need for high speed connectivity, Interphase has established a key leadership role in delivering next generation Advanced TCA® (ATCA) and AdvancedMC™ (AMC) solutions to the marketplace. Headquartered in Plano, Texas with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Alcatel, Ericsson, Fujitsu Ltd., Hewlett Packard, Lockheed Martin, Lucent Technologies, Motorola Inc., Nortel Networks Ltd., Raytheon and Samsung. Additional information about Interphase and its products is available on the company’s Web site at www.interphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.